Exhibit 6

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

PROPHASE LABS, INC.

1. NAME. The name of the Corporation is PROPHASE LABS, INC. (the “Corporation”.

2. ADDRESS. The address of the Corporation’s registered office in the State of Delaware is 874 Walker Road, Suite C, Dover, Kent County, DE 19904. The name of its registered agent at such address is United Corporate Services, Inc.

3. PURPOSE. The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware,

4. CAPITAL STOCK.

A. Authorized Shares. The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,001,000,000 defined as follows: 1,000,000,000 shares of Common Stock, with a par value of $.0005 per share, and 1,000,000 shares of Preferred Stock, with a par value of $.0005 per share.

B. Blank-Check Preferred Stock. ‘The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

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5. BOARD OF DIRECTORS.

A. Number. The number of directors of the Corporation shall be fixed from time to time by the Bylaws and the number may be increased or decreased as therein provided. In case of any increase in the number of directors, the additional directors shall be elected as provided by the Bylaws by the directors or by the stockholders at an annual or special meeting. In case of any vacancy in the Board of Directors for any cause, the remaining Directors, by affirmative vote of a majority of the whole Board of Directors, may elect a successor to hold office for the unexpired term of the Director whose place is vacant and until the election of his successor.

B. Powers. The Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

C. Elections. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

6. AMENDMENTS. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafier prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

7. LIABILITY OF DIRECTORS.

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.

B. If the Delaware General Corporation Law is hereafter amended or supplemented to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended or supplemented from time to time.

C. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

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8. INDEMNIFICATION.

A. The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended or supplemented from time to time, indemnify any and all past, present and future directors and officers of the Corporation, and any other persons to which the DGCL permits this Corporation to provide indemnification (“Indemnified Persons”), from and against any and all costs, expenses (including attorneys’ fees), damages, judgments, penalties, fines, punitive damages, excise taxes assessed with respect to an employee benefit plan and amounts paid in settlement in connection with any action, suit or proceeding, whether by or in the right of the Corporation, a class of its security holders or otherwise, in which the director or officer may be involved as a party or otherwise, by reason of the fact that such person was serving as a director, officer, employee or agent of the Corporation, including service with respect to an employee benefit plan.

B. The Corporation is authorized to provide for the advancement of expenses to such Indemnified Persons as set forth in the Bylaws.

C. The right of indemnification provided in this Article shall not be exclusive, and shall be in addition to any rights to which any person may otherwise be entitled by law, under the Bylaws of the Corporation, or under any agreement, vote of stockholders or directors, or otherwise.

D. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect the rights of any person referred to in this Article for or with respect to acts or omissions occurring prior to such repeal or modification,

9. INCORPORATOR. The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address

Robert Me Cuddy	621 N. Shady Retreat Road,
Doylestown, PA 18901

10. EFFECTIVE DATE. This Certificate of Incorporation shall be effective as of June 18, 2015 at 5:00 PM eastern standard time.

I, the undersigned, being the sole incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and, accordingly, have hereunto set my hands this 16th day of June, 2015.

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